Exhibit 4(b)(ii).26

Maintenance and Support Agreement

This Maintenance and Support Agreement is made on              by and between

EuroTel Bratislava, a.s.

a corporation duly organized and existing under the laws of the Slovak Republic with its Registered Office at Vajnorská 100/A, 831 03 Bratislava, Slovak Republic, Business Identification Number 35 705 019, VAT Registration number 35 705 019/500 registered with the Commercial Register kept by Okresný súd Bratislava I, under the section Sa, insert no.1238/B, represented by Ing. Ivan Bošnák, procurator and JUDr. Ján Pitonák, procurator

—hereinafter referred to as the “Purchaser”—

and

Siemens, s.r.o.,

a corporation duly organized and existing under the laws of the Slovak Republic with its Registered Office at Stromová 9, 830 07 Bratislava, Slovak Republic, Business Identification Number 31 349 307, VAT Registration Number 31349307/500, registered with the Commercial Register kept by Okresný súd Bratislava I, under the section Sro, insert no. 4964/B, represented by Ing. Peter Kollárik, Statutory Representative and General Director and Ing. Bernhard Kuderer, Statutory Representative

—hereinafter referred to as the “Supplier”—

Both parties hereinafter also being referred to collectively as “Parties” or individually as “Party”

CONTENTS

1.	Definitions

2.	Purpose of the Agreement

3.	Scope of the Services

4.	General Obligations of the Supplier

5.	General Obligations of the Purchaser

6.	Services

7.	Hardware Services

8.	Optional Services

9.	Procedures Manual

10.	Exclusions from Services

11.	Prices and Terms of Payment

12.	Warranties

13.	Delay in Performance

14.	Software License

15.	Intellectual Property Rights Infringement Indemnity

16.	Limitations of Liability

17.	Termination

18.	Priority of Documents

19.	Term of the Agreement

20.	Final Provisions

List of Annexes

Annex 1	Description of the System covered under this Contract

Annex 2	Prices

Annex 3	Specimen for End-User-Certificate

Annex 4	Contract Partners and Addresses

WHEREAS the Supplier has supplied to the Purchaser certain portion of the Intelligent Network Solution System consisting of VPN Part and PPS Part of the System in accordance with the Supply Contract for the Supply of the Intelligent Network Solution made by and between the Supplier and Purchaser on July 4, 2001 and Contract for the supply of Enhanced Package of Features of the Intelligent Network Solution made by and between the Supplier and Purchaser on March 15, 2002,

WHEREAS the Supplier shall according to the above agreements supply the Intelligent Network Solution as defined therein,

WHEREAS the Purchaser has requested Supplier to provide Maintenance and Support Services for the Software, Hardware, Works and other deliverables supplied or to be supplied under the above agreements and/or any other agreement made by and between the Purchaser and the Supplier in the future,

WHEREAS the Supplier wishes to provide such services to the Purchaser in accordance with the terms and conditions of this Agreement,

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants hereinafter set forth the parties hereby agree as follows:

1.    DEFINITIONS

In this Maintenance and Support Agreement the following words and expressions shall have the following meaning hereby assigned to them unless the context obviously requires otherwise:

1.1	“IN Supply Contract” means the Supply Contract of Intelligent Network Solution made by and between the Purchaser and the Supplier on the 4th of July, 2001 as amended by Amendment No.1, Amendment No.1a, Amendment No.1b, Amendment No.2, Amendment No.3 and Amendment No.4 as a document recording all the Terms and Conditions for the supply, installation, implementation, Integration and set into operation of the Intelligent Network Solution or System as defined therein and performance of the related Works, including all its annexes, attachments, schedules, appendices and exhibits made part thereof and fully executed amendments and/or addenda thereto and all documents incorporated by reference therein.

1.2	“Enhanced Package Contract” means the Contract for the supply of Enhanced Package of Features of the Intelligent Network Solution made by and between the Supplier and Purchaser on March 18, 2002 as a document recording the terms and conditions for the supply, installation, implementation, and set into operation of the Enhanced Package of Features of the Intelligent Network Solution as defined therein and performance of the related Works including all its annexes, attachments, schedules, appendices and exhibits made part thereof and all documents incorporated by reference therein.

1.3	“Other contract” means any supply, framework, purchase and sale or any other agreement whatsoever made by and between the Purchaser and the Supplier under that any deliverables are supplied, licensed, produced, performed and the like, to which deliverables the same terms and conditions of provisioning of the Services under this Maintenance and Support Agreement shall apply, unless otherwise agreed by the Parties. In case that certain deliverables are supplied hereunder, this Agreement shall also be deemed Other contract.

1.4	“Agreement” shall mean this Maintenance and Support Agreement made by and between the Purchaser and the Supplier on the date as stated herein above as a document recording the terms and conditions of the provisioning of the maintenance and support Services as defined herein by the Supplier to the Purchaser including all its annexes, attachments, schedules, appendices and exhibits made part hereof and all documents incorporated by reference herein.

1.5	“Purchaser” shall mean EuroTel Bratislava, a.s. and legal successors in title to it and any assignee of it approved by the Supplier.

1.6	“Supplier” shall mean Siemens, s. r. o.

1.7	“Hardware” shall mean the hardware Units of the System Nodes specified in Annex 1.

1.8	“Software” shall mean the software products forming a part of the System Nodes specified in Annex 1.

1.9	“System” means the System as defined in the IN Supply Contract and/or Enhanced Package Contract, any extensions thereof, which the Parties may agree to from time to time, including by the Other contract.

1.10	“System Node” shall mean the nodes such as but without limitation to Service Switching Point (SSP), Service Control Point (SCP), Service Management Point (SMP), IN Commander Server Platform, Web CSC Server Platform, Xpress Server, ChrisXpress Server, VPNXpress Server, CustXpress, SIMXpress, PPSXpress, Mediation Device and Miracle Servers, Messaging Gateway platform.

1.11	“System Expert” shall mean the Supplier’s engineers having the full and needed competence in handling and solving all possible deficiencies in the delivered System.

1.12	“Working day” shall mean a normal eight (8) hours working day in Slovakia.

1.13	“Maintenance Team” shall mean a group of Purchaser’s technicians trained in the maintenance of Hardware and Software and having the full competence to support the delivered System.

1.14	Normal working hours” shall mean 08:00 to 16:30 local time, Monday to Friday, Slovak statutory holidays excluded.

1.15	“Services” shall mean the maintenance and support services as described in greater detail in Sections 6, 7, and 8 hereof to be supplied by the Supplier to the Purchaser under this Agreement, which services shall apply to the System, any

Part thereof, Hardware, Software, Works, other deliverables and complementary equipment already and/or to be supplied, installed, implemented and integrated into existing systems of the Purchaser by the Supplier under IN Supply Contract and/or Enhanced Package Contract and/or Other contract. The Services hereunder shall be performed irrespectively of whether the IN Supply Contract, Enhanced Package Contract or Other contract, under which deliverables to which the Services shall apply are supplied, is terminated. The Services hereunder shall be ceased to be provided only upon the termination hereof in accordance with the terms and conditions set out herein.

1.16	“Emergency Situation” shall mean any situation in the System deemed to be at hand under the following circumstances:

a)	Complete System Nodes fault, i.e. a System Node or a dependent support system (operation and maintenance function or I/O function) stop handling traffic and does not recover automatically

b)	Major disturbance, i.e. the traffic, signaling or handling capacity is reduced by more than twenty percent (20%) in at least one System Node

c)	Billing/charging/recharging function stops working or is serious affected

d)	Fault in Documentation that has caused or is believed to have caused a serious resulting in a), b) or c) as stated above

1.17	“Trouble Report” shall mean the report compiled by the Purchaser and transmitted electronically or on diskette to the Supplier for the purpose of indicating a fault or problem relating to the operation of the System.

1.18	“Trouble Report Answer” shall mean the Supplier’s answer to the Trouble Report provided to the Purchaser as further described herein.

1.19	“Top Ten List” shall mean the priority list of the Trouble Reports and the Help Desk Service Requests. The Top Ten List shall be mutually agreed upon between the Parties. There should be one list for the delivered System.

1.20	“Software Updates” shall mean corrections of the Software based on Supplier’s and all Purchaser’s Trouble Reports. The Software Update shall contain the appropriate load file, implementation instructions and user documentation. The Supplier shall test, prior to supply, all Software Updates on a System test plant appropriate for the Purchaser.

1.21	“Software Upgrade” shall mean new or enhanced Software and/or Hardware added to increase the functionality of the System.

1.22	“Unit” shall mean a part of the equipment delivered by the Supplier IN Supply Contract and/or Enhanced Package Contract e.g., printed board assemblies.

1.23	“Swap Repair” shall mean replacement of a faulty Unit, which is listed in the “Swap-List” and defined as Category 1 by an equivalent new or repaired Unit.

1.24	“Repair and Return” shall mean repair of a faulty Unit, which is defined as Category 2 and Category 3, and reshipment to Purchaser.

1.25	“Epidemic Failures” means a cyclical repeatedly failure.

1.26	“Faulty Unit” means a Service Unit that does not fulfil the Specification.

1.27	“Lead Time” means the time between the receipt of order and delivery.

1.28	“No Fault Found” means that a Faulty Unit sent to Supplier is not found to be faulty and fulfils the requirements specifications it shall fulfill according to the respective contract it was supplied under.

1.29	“ Beyond Repair” means that a Faulty Unit is damaged or worn out to such an extent that repair is not technically possible or the cost of repair would exceed the price for a new Service Unit.

1.30	“Replacement Unit” means a fault free Service Unit with the same product code as a Faulty Unit. The revision state of the Replacement Unit may be of the same or higher state than the Faulty Unit regarding the numeric value. The character following the numeric value may be lower; i.e. the functionality of it shall always be the same or better as that of the Faulty Unit. The unit may be at Supplier’s option new or a refabricated unit (SWAP).

1.31	“Service Units” means Purchaser’s Hardware units specified in the Procedures Manual.

1.32	“Liaison officer” shall mean a duly authorized person of a Party acting as contact point between the Parties.

1.33	“Procedures Manual” means the manual, which describes the procedures for supply of Services to be followed by Supplier and Purchaser’s operations organization. The Procedures Manual shall be specified and agreed upon jointly by Supplier and Purchaser based on Purchaser’s generic manual.

1.34	“Third Party Equipment” shall mean equipment not manufactured by the Purchaser or its affiliate companies but provided and/or to be provided under the IN Supply Contract and/or Enhanced Package Contract and/or Other contract, such as but without limitation to servers, workstations, terminals, printers, type recorders, PCs, instruments etc.

1.35	“Substantial breach” means such a breach that the party breaching the Agreement knew, or could have reasonably predicted, at the time of its conclusion, taking into account the purpose of this Agreement as evident from its contents, or the circumstances under which it was concluded, that the other party would not be interested in performance of the obligation in the event of such a breach of this Agreement.

1.36	“Warranty period” means a period following the completion of respective service and/or maintenance action/performance under the Services definition and lapsing 12 months thereafter. For the avoidance of doubt, it is not identical with the Warranty Period as defined in the IN Supply Contract.

1.37	“Commencement date” means the date this Agreement becomes effective, which shall be the first day after the lapse of the Warranty period according to the IN Supply Contract.

1.38	“Completion” is defined as the permanent solution to a reported problem.

1.39	“Resolution” is defined as a temporary measure that can include a work-around that will reduce or eliminate the impact of the problem until a formal fix is available, or as an answer to a technical problem or query.

1.40	“Response” is defined as a first written statement by a qualified engineer of the Supplier, to a Trouble Report for the purpose of acknowledging or resolving a reported problem.

1.41	“Call Up” is defined as a first oral contact by a qualified engineer of the Supplier for the purpose of acknowledging or resolving an Emergency Situation or for consultation in case of Help Desk Consultation Support.

1.42	“Call Out” is defined as the period of time from the request of the Purchaser’s expert for a qualified engineer of the Supplier On-Site, after recognition that the Emergency Situation could not be resolved during the telephone consultation, to the time a qualified engineer of the Supplier is On-Site.

1.43	“Normal Operational Condition” means that the System operates and performs in accordance with the IN Supply Contract and/or Enhanced Package Contract and/or Other contract or is operating at a level acceptable to both Parties.

In this Agreement, except where the context obviously requires otherwise:

-	references to statutory provisions are references to those provisions as in force at the date of this Agreement;

-	words denoting any gender include all genders and words denoting the singular include plural and vice versa;

-	headings are for convenience only and do not affect the construction of this Agreement;

-	references to the words “include” or “including” are to be interpreted without limitation to the generality of the preceding words;

-	reference to this Agreement shall include reference to the appendices, annexes, and other documents attached to or referred to in this Agreement (all as amended or added to from time to time by mutual agreement);

-	references to any words relating to the System shall be considered and interpreted in light of the definitions of the IN Supply Contract and/or Enhanced Package Contract and/or Other Contract.

2.	PURPOSE OF THE AGREEMENT

The Purchaser and the Supplier concluded the IN Supply Contract and Enhanced Package Contract under which the Supplier supplied to the Purchaser certain portion of the System and continues to supply the rest of the System as agreed to in the said contracts. The Purchaser and the Supplier may wish to agree upon new deliveries extending the System based on any of the said contracts or Other contract.

The purpose of this Agreement is to set out the terms and conditions for performing of the Services by the Supplier which relate to all the deliverables supplied and/or to be supplied under the above contracts specified in Annex 1 hereof or to any other deliverables to be supplied in the future by the Supplier to the Purchaser based on IN Supply Contract, Enhanced Package Contract and/or Other contract. The provision of Services under this Agreement shall be performed irrespectively of whether the IN Supply Contract, Enhanced Package Contract and/or Other contract are terminated for whatever reason.

3.	SCOPE OF THE SERVICES

The Supplier shall provide to the Purchaser the Services as set forth herein and the Purchaser shall pay the respective price for the performance of those Services in accordance with this Agreement. The Services shall be provided upon the Purchaser request whenever necessary and as often as needed. This Agreement does not cover the performance of Warranty services under IN Supply Contract and/or Enhanced Package Contract and/or Other contract by the Supplier with respect to the System, which are, in accordance with the IN Supply Contract and/or Enhanced Package Contract and/or Other contract, free of charge during the Warranty Period as defined in the IN Supply Contract, Enhanced Package Contract and/or Other Contract. Notwithstanding the foregoing, this Agreement may provide for certain warranty obligations relating to the Services performed hereunder.

4.	GENERAL OBLIGATIONS OF THE SUPPLIER

4.1	The Supplier shall provide to the Purchaser the Services as described herein, in particular in Section 6, 7, 8 and 9. All of the undertakings of the Supplier under this Agreement shall be performed properly and timely, in accordance with this Agreement, with due care and diligence of a prudent businessman and in line with the best telecommunications and IT practice.

4.2	The Supplier shall comply with the laws of the country of manufacture concerning the manufacture of any spare parts or components of the System, and the laws of the Slovak Republic so far as such laws concern the provisioning of the Services hereunder including manufacture, installation and operation of any spare parts or components of the System or either Part of the System to be supplied within the scope of the Services. Nevertheless, all the Services executed in the Slovak Republic must comply with the Slovak laws and technical standards.

4.3.	The Supplier shall be responsible and shall obtain all required type of approvals and certificates from the relevant Slovak Telecommunications or other authorities for the execution of the delivery, installation, implementation, Integration and operation of any spare parts or components of the System to be supplied within the scope of the Services. The Supplier shall be responsible and shall obtain all licenses, permits and approval certificates and permits whatsoever related thereto, which may be required in the country of origin of any materials and equipment to be exported to the Slovak Republic.

4.4	The Supplier undertakes to have a test plant with adequate equipment for the Application System Support.

4.5	The Supplier shall ensure that their personnel are sufficient in number and are of an adequate level of competence in order to carry out the Supplier obligations stipulated hereunder.

4.6	The Supplier undertakes to have personnel with expert knowledge in the Hardware and Software providing their services on local FSO (Field Support Office) in the Slovak Republic.

4.7	The Supplier undertakes to have the practical arrangements enabling the experts in the Emergency Service group to be available for an immediate departure from their home area.

4.8	The Supplier shall be responsible for the appointment of suitable personnel for the purpose of liaison with the Purchaser relating to the Services.

4.9	The Supplier shall be responsible to set up a DIG—Disturbance Investigation Group, co-operating with Purchaser’s Liaison Officers after an Emergency Situation to find the reason and solution for the disturbance.

4.10	The Supplier shall notify the Purchaser at least twelve (12) months in advance about the date when Software Update level in question will not be supported any more.

4.11	The Supplier will provide Purchaser with a revised spare part list every twelve (12) months.

4.12	The Supplier shall without undue delay correct, adjust or replace any and all Part of the System found to cause a measurable deviation from the Functionalities/features of the Service for the respective System or Part of the System and which will have an Emergency situation character.

4.13	The Supplier is obliged to correct, adjust or replace any and all Part of the System found to cause a measurable deviation from the Functionalities of the System or Part of the System specified in the technical documentation and/or related Annexes of the IN Supply Contract, Enhanced Package Contract and/or Other contract and which is not of an Emergency character, by supplying the Purchaser with Software Updates in accordance with the schedule supplied by Supplier in its Trouble Report Answer.

4.14	The Supplier undertakes to keep an updated version of any and all Software and all relevant documentation, drawings, manuals and like at the Supplier’s Support Office in Bratislava, Slovak Republic.

4.15	The new Software Update including the documentation shall be saved by the Supplier in the software library of the Supplier. Supplier shall prior to each implementation of the new Functionality (update/upgrade) into the System or Part of the System of the same Functionality, deliver its description to the responsible and authorised employee of Purchaser. Implementation will be allowed only after written approval of the responsible employee of Purchaser. The names and phone numbers of the responsible and authorised employees of the Purchaser are stated in Annex 6 hereof.

4.16	The Software updates also include design improvements and solutions to deficiencies identified by Supplier and Purchasers around the world.

4.17	The Supplier will establish an adequate stock of spare parts defined as Category 1, at Siemens, s.r.o. in Bratislava.

5.	GENERAL OBLIGATIONS OF THE PURCHASER

5.1	The Purchaser shall in reasonable time and under reasonable conditions grant the Supplier safe and free access to its premises even during night and on Saturdays Sundays and Holidays, if necessary.

5.2	Any building, structure, foundation or means of access on the premises to be provided by the Purchaser shall be in a condition suitable for the provision of the Services.

5.3	The Purchaser shall pay the Supplier the price for the Services in accordance with the Annex 2 hereof and in line with the payment conditions set out herein and therein.

5.4	The Purchaser is obliged to create The Purchaser’s Maintenance Team (hereinafter referred to as “Team”) without undue delay after signing of this Agreement. Team shall carry out the regular software fault detection in the System or Part of the System. In case that the Team, despite its best efforts, is unable to resolve the failure of the System or Part of the System, Purchaser shall fill in the Trouble Report form, use the Help Desk Service or in an Emergency Situation use the Emergency Service as described herein. In case of Emergency Situation the Team should closely cooperate with the Supplier.

5.5	The Purchaser shall choose a System or Part of the System (in commercial operation/use) for the first loading of a Software Update. This System Node will be used for the First Office Application (FOA) approval.

5.6	The Purchaser shall supply statistics concerning the parameters for the performance component of System or Part of the System.

5.7	Except for Emergency situations, on-site access for Supplier will be allowed by Purchaser upon a written request for access to a respective premises or locations of the Purchaser.

6.	SERVICES

The following Services are available to the Purchaser for the network elements specified in Annex 1. Services consist of four (4) service components and one (1) performance component, further specified below:

•	Emergency Support
•	Trouble Report Handling
•	Help-desk/Consultation Support
•	Software Update
•	System/Part of the System Performance

6.1	Emergency Support

The following Emergency Support is available to the Purchaser in case of an Emergency Situation. The Emergency Support specification is divided into the following headings:

6.1.1) Emergency Situation

6.1.2) Emergency Telephone Support

6.1.3) Emergency On-Site Support

6.1.4) Completion of Emergency Support.

6.1.1	Emergency Situation

An Emergency Situation in the System or Part of the System is deemed to be at hand under the following circumstances:

a) complete System or Part of the System fault, i.e. a System Node or a dependent support system (operation and maintenance function) stops handling traffic/requests and does not recover automatically

b) major disturbance, i.e. the traffic, signaling or handling capacity is reduced by more than twenty percent (20%) in System or part of the System

c) billing/charging/recharging/statistic function stops working or is seriously affected

d) failure of an Service or Functionality

e) considerable restrictions on the management of System or Part of the System

f) considerable redundancy losses due to outages of central Hardware units

g) fault in Documentation that has caused or is believed to have caused a serious error resulting in a), b) or c) as stated above.

6.1.2	Emergency Telephone Support

In an Emergency Situation, the Supplier shall have a person with appropriate skills and System knowledge to call the Purchaser within the Emergency Call-Up Time specified herein. Such person shall provide telephone support by providing answers and recommendations, orally or by fax, to solve the Emergency Situation with the aim of restoring the System or Part of the System to Normal Operational Condition according to the technical specification of the System or part of the System set out in the IN Supply Contract and/or Enhanced Package Contract and/or Other contract.

6.1.3	Emergency On-Site Support

If the Emergency Situation is of such a complicated nature that it cannot be reasonably solved through telephone support, the Purchaser may request that the Supplier provide Emergency On-Site Support by sending a person with appropriate skills and system knowledge to the location specified by the Purchaser (“Site”).

The Supplier’s personnel shall leave for the Site within the Emergency Call-out Time specified hereto. Such person shall provide the following Emergency On-Site Support:

a) analyze the Emergency Situation.

b) provide the Purchaser with appropriate answers and recommendations to solve the Emergency Situation with the aim of restoring the System or Part of the System to Normal Operational Condition.

c) carry out the such works that are necessary to rectify the situation or, if agreed, give instructions for the work to be undertaken by Purchaser’s staff to rectify the situation, and save the activities in the log file.

Within 3 working days after the return from the On-site visit (Call-out), a report to the Purchaser shall be supplied in writing. This report shall include the actions taken and the instructions or recommendations given to the Purchaser.

6.1.4	Completion of Emergency Support

Emergency Support shall be considered completed when an agreed solution to the Emergency Situation has been reached or when the Emergency Situation no longer is at hand (the System or Part of the System has been restored to Normal Operation Condition), The Supplier shall provide the Purchaser with a written report on the Emergency Support supplied within one week from the date of the Resolution of Emergency Situation.

6.1.5.	Reaction times

Emergency Support availability:	24 hours per day, 365 days per year
Call up:	15 minutes
Call out:	3 (three) hours (outside Slovak Republic) or 1 (one) hour (in Slovak Republic)

Resolution Time:	3 hours from Call out
Written Report	5 working days
Completion Time:	20 working days

6.2	Trouble report handling

The following Trouble Report Handling is available to the Purchaser in case of trouble in the System or in the Part of the System. The Trouble Report Handling specification is divided into the following two (2) headings:

6.2.1) Trouble Report Classification

6.2.2) Trouble Report Analysis/Answering.

6.2.1	Trouble Report Classification

Trouble Reports shall be classified as A, B or C by the Purchaser according to the classifications below. A Trouble Report is automatically given priority B unless otherwise classified by the Purchaser. The classifications A, B and C are dependent on the severity of the trouble and are defined below.

Class A:	Fault resulting in an Emergency Situation as defined herein, or result of an Emergency Situation, after Situation is cleared.

Class B:	i) System traffic, signalling or handling capacity is reduced by less than twenty percent (20%) in System or Part of the System.
ii) Errors in the Documentation that cause handling errors.

Class C:	Minor errors or other errors in the Documentation.

6.2.2	Trouble Report Analysis /Answering

The Supplier shall analyze Trouble Reports and provide Trouble Report Answers within the times stated in Section 7 hereof. The Trouble Report Answer will be provided to the Purchaser in accordance with the routines and specifications stated in the Procedures Manual. The Supplier shall provide status reports on Trouble Reports until a Trouble Report Answer is issued.

6.2.3	Response and Completion times

The Response and Completion times for Trouble report handling are agreed as follows.

Class	Response Time	Completion Time

A	1 working day	20 working days

B	2 working days	40 working days

C	5 working days/1 week	60 working days

Service availability: during Normal working hours

6.3	Help-desk / Consultation support

The following Consultation Support for the System or Part of the System is available to the Purchaser. Consultation Support consists of the following two (2) components further specified below:

6.3.1) Telephone Consultation

6.3.2) Consultation Services at the Supplier ‘s Location/Site

Service availability: during Normal working hours

Priority	Definition	Call up time (Consultation)

1	Acute operational problem of a System or Part of the System in Service	30 min

2	Important technical query or minor problem of a System or Part of the System in Service	1 working day

3	General query	3 working days

6.4.1	Telephone Consultation

In case of a request for consultation, the Supplier as requested by the Purchaser, shall have a person with appropriate skills and System, Part of the System, Functionalities and features knowledge, or a specialist, call the Purchaser within the applicable Call-Up Time specified in Section 6.3 hereof.

Such person shall provide telephone support by providing answers and recommendations, orally, by fax or electronic media, to questions from the Purchaser. The aim of this support is to assist the Purchaser’s personnel in arriving at a reasonable understanding of the operation and maintenance of the System or the Part of the System. If a question cannot be answered immediately, the Supplier will inform the Purchaser within forty eight (48) hours when the question will be answered.

6.4.2	Consultation Services at the Supplier ‘s Location/Site

In the case of a request for Consultation at the Supplier ‘s Location/Site to handle a complex question concerning the System or the Part of the System, the Supplier shall provide a person, as requested by the Purchaser, with appropriate skills and

System, Part of the System and/or Functionalities knowledge or a specialist, to answer questions and give recommendations at the Supplier ‘s Location/Site with the aim of assisting the Purchaser’s personnel in arriving at a reasonable understanding of the operation and maintenance of the System, Part of the System and/or its Functionality. The time for consultation at the Supplier’s Location/Site shall be agreed upon on a case by case basis.

6.5	Software update

The following Software Update service is available to the Purchaser. The Software Update service consists of the following two (2) service components further specified below:

6.5.1) Specific Software Updates

6.5.2) General Software Updates.

6.5.1	Specific Software Updates

When applicable, the Supplier shall provide the Purchaser with Software Updates, within a reasonable period of time in relation to the technical implications of the case, resulting from Trouble Reports Answers received as part of the Trouble Report Handling service.

6.5.2	General Software Update

The Supplier shall provide the Purchaser with General Software Updates when available from the Supplier.

General Software Updates may be one of two (2) types:

a)	Approved Correction for Application System and/or Operating System software, Other software

b)	Emergency Correction for Application System and/ or Operating System software, Other software

6.6	System/Part of the System performance

The Performance of the System or Part of the System will be measured on the System Unavailability as well as the Trouble Report Handling.

Both Parties will mutually agree about the conditions and separate date when this System/Part of the System Performance component shall come in operation.

7.	HARDWARE SERVICES

7.1	The Hardware Services concerns the System or Part of the System supplied and/or to be supplied by Supplier under IN Supply Contract and/or Enhanced Package Contract and/or Other contract and specified in Annex 1 and consists of the methods of “Swap Repair” and “Repair and Return” as specified hereunder.

7.2	Swap Repair

Supplier shall, upon receipt of Purchaser’s order for the replacement of a faulty Unit, deliver an equivalent new or repaired Unit from Supplier’s Stock located in Bratislava, Slovak Republic. The above described method is hereafter referred to as Swap repair. The faulty Unit shall, after a replacement Unit has been returned to Purchaser, be the property of Supplier.

7.3	Repair and Return

A unit repaired and returned to Purchaser is hereafter referred to as Repair-and Return.

7.4	Swap list

Supplier shall provide an updated Swap list (list of spare units in Supplier’s local stock, listed as Category 1) to Purchaser at least every twelve (12) months. The list can be extended during the respective year according to Purchaser’s faulty Units statistics.

7.5	Purchaser’s incorrect handling

In case of Unit fault caused by Purchaser’s incorrect handling or packaging as well as by exterior damage such as fire etc., the repair will not be covered by this Agreement. Supplier will in that case replace the Unit at Purchaser’s cost according to the current selling price for a new Unit.

7.6	Delivery of replacement units (Swap repair)

Supplier shall after receipt of a Swap order placed from Purchaser, deliver a Replacement Unit to the Purchaser within the Lead Time stated in subsection 7.11 hereof.

Risk of loss and damage to the Faulty Unit and title thereto shall pass to the Supplier when delivered in accordance with DDP Bratislava (Incoterms 2000).

If a Faulty Unit in the System or Part of the System suffers from Epidemic Failure, the agreed Lead Times does not apply. The Lead Time may in such case vary depending on Supplier’s workshop capacity. In such case the maximum Lead Time shall not exceed six (6) months for either category of Service Units.

The delivery, price and all costs relating to any necessary volumes of Replacement Units shall be included in the price for the Services as set out in Annex 1 and shall mean no extra costs to the Purchaser.

7.7	Delivery of faulty units (Repair and Return)

Delivery terms for repaired Faulty Units shall be within the Lead Time stated in Section subsection 7.11 hereof. Risk of loss and damage to the to be repaired Faulty

Unit and title thereto shall pass to Supplier when delivered in accordance with DDP Bratislava (Incoterms 2000).

7.8	Statistical information

Supplier undertakes to issue quarterly written reports containing delivery performances and fault statistics regarding Service Units.

7.9	Purchaser’s co-operation

In order for the Supplier to be able to provide Hardware Services to the Purchaser, in addition to the General Purchaser’s Obligations stated herein, the Purchaser is obligated to:

i) undertake to treat Faulty Units as if they were functional units and according to Supplier’s standards to prevent additional damage to the Faulty Units

ii) undertake to follow the procedures mutually agreed.

iii) not make any modification or attempt to repair Service Units without Supplier’s written approval.

7.10	Delivery time

The delivery times according to this Section 7 are valid on condition that the effectuation of import licenses and legalisation of shipping documents, where so needed, do not take more than three (3) working days. If, for any circumstance excluding liability of the Supplier, issuing of such documents takes more than three (3) working days, the delivery time shall be extended by the additional and reasonable number of days required to issue the documents. A delivery time review will be done by both Parties on a yearly basis. If the evaluation shows that the Supplier has, to a great extent, failed to meet the target values, Purchaser shall have the right to renegotiate these conditions.

7.11	Urgent replacement

In exceptional circumstances Purchaser may require urgent replacement of the hardware equipment defined as Category 2 or Category 3. The request could either come from a telephone call or from the ordinary Swap repair routine. In both cases Purchaser has to state that this repair should be treated as urgent. Supplier shall in these cases use its best efforts do dispatch a replacement Unit to the Purchaser’s nominated delivery address as soon as possible.

When Purchaser requires urgent replacement by telephone, the request has to be confirmed by fax or e-mail within 1 working day.

7.12	Specification of reaction times for hardware services

7.12.1	Lead Time

Lead Time for Service Parts category 1:	stored by Supplier in Bratislava
Lead Time for Service Parts category 2:	5 (five) working days.
Lead Time for Service Parts category 3:	50 (fifty) working days.

Service Parts categories will be mutually defined by both Parties.

7.12.2	Orders received

For Service Parts category 2, orders are considered received by Supplier when: Faulty Unit and correct documentation are in Supplier‘s possession.

For Service Parts category 3, orders are considered received by Supplier when: Faulty Unit and correct documentation are in Supplier’s possession.

8.	OPTIONAL SERVICES

Optional Services may be offered by the Supplier if requested by the Purchaser. Terms and conditions for providing this kind of Optional Services will be subject for separate negotiations and agreements between both Parties. The following, but without limitations to, may state as an example of such Optional Services.

1. O&M Assistance Service

1.1 SSP O&M Assistance

1.2 IN O&M Assistance

2. O&M Consulting Service

3. Network Performance Evaluation Service

4. Customer Training/Competence Development

5. Implementation & Integration Services

9.	PROCEDURES MANUAL

Procedures Manual will be specified upon the mutual agreement of Supplier and Purchaser based on Siemens’s Generic Manual. It describes the procedures for the supply of Services to be followed by Supplier’s support organizations and Purchaser’s personnel.

Remote access to System or Part of the System via modem can be established upon separate agreement.

10.	EXCLUSIONS FROM SERVICES

The Services to be provided hereunder shall not comprise any services, which are required as a result of one or more of the following:

(i)	modification of the Hardware without the Supplier’s written approval.
(ii)	modification of the Software without the Supplier’s written approval.
(iii)	any modification, removal or obliteration of a bar-coded serial number or other identifying mark or any attempts thereof other than by Supplier’s authorised personnel.

(iv)	acts or attempts to move, reinstall, repair, maintain or modify the System other than by Supplier’s authorised personnel.
(v)	operation and handling of the System deviating from the operation and handling manuals provided by Supplier for the System.

11.	PRICES AND TERMS OF PAYMENT

11.1	The prices for the Services provided hereunder by the Supplier for the Purchaser are set out in Annex 2 hereof. The prices shall be updated through mutual negotiations every six (6) months according to the network capacity. Network capacity shall be measured by number of active subscribers. The prices include all the costs, which the Supplier may incur in relation to the Services provided hereunder, unless otherwise provided for herein. They are based on EUR basis, DDP Bratislava, Incoterms 2000. The invoices shall be issued on quarterly basis in advance within the first 5 working days of the respective quarter and are due 30 days from their receipt.

11.3	If payment of any sum payable under this Agreement is delayed, the intended recipient shall be entitled to receive interest on the amount due and delayed during the period of delay. The interest rate shall be the rate of one month EURIBOR plus a spread of 3,5% per annum of the invoice value, but shall be calculated for each commenced day of the delay, deduced from the amount due and delayed. Any partial payments received shall first be applied to cover accrued interest, if any, and thereafter credited to cover the principal amount outstanding. The recipient shall be entitled to such payment upon an issued invoice, which shall be due 30 days after its delivery to the other party. EURIBOR (Euro Interbank Offered Rate) is the rate at which euro interbank term deposits within the euro zone are offered by one prime bank to another prime bank.

11.4	The Supplier warrants that the prices set forth in this Agreement are as favorable to the Purchaser as those extended to its owner affiliated company purchasing like quantities of the Services, provided by the Supplier under similar conditions, taking into account commercial or political risks, ownership structures and relevant market.

12	WARRANTIES

12.1	The Supplier warrants that the Hardware supplied under this Agreement is new, unused, and incorporate all recent improvements in design and materials. The Supplier further warrants that all Hardware supplied under this Agreement shall for a Warranty Period have no defects arising form design, materials or workmanship of the Supplier, that may develop in normal use of the supplied Hardware.

12.2	The Supplier guarantees and warrants that the System and/or any Part of the System will as affected by the Services performed hereunder be free from any design, operational and functional defects as well as any epidemic and/or systematic faults or operation interruptions which adversely affect the performance of the System or any Part of the System as well as Services, any and all of the Functionalities as defined in the operation requirements stipulated in the IN Supply Contract and/or Enhanced Package Contract and/or Other contract during the Warranty Period.

12.3	The Supplier shall be responsible for and undertakes at its own costs to adjust and repair whatever defects, faults, operation interruptions and like, which might appear or may develop in the course of operation and normal use of the System or any Part thereof, due to or arising from the Services performed hereunder.

12.4	The Supplier shall adjust and repair any and all defects as referred to in this Section during the Warranty Period at Supplier’s own cost. If any of such defects or faults as referred to this Section occurs, the Purchaser shall forthwith notify the Supplier thereof.

12.5	The Warranty Period for the Part of the System shall be extended by a period equal to the period during which the respective Part of the System, its Service, related Functionalities cannot be used due to any defect mentioned herein.

12.6	The Supplier also warrants that faulty Services will be re-performed, defective Services will be rectified at no charge during the Warranty Period.

13.	DELAY IN PERFORMANCE

13.1	In the event that the Call-Out times and/or Resolution times for the Emergency Support services, as described in Section 6.1 herein are not met within the respective times stipulated in Section 6.1.5, due to circumstances for which the Supplier is responsible—except for down times of the System due to regular maintenance or upgrade procedure provided no emergency situation is caused by the said procedure or due to measures beyond the Supplier’s control in accordance with 20.6 hereof, which are exempted from these stipulations—the Purchaser shall be entitled to contractual penalty with regard to these services.

13.2	The amount of contractual penalty applicable to the delay as referred to in subsection 13.1 shall be €2.500 per commenced hour of delay. The contractual penalty shall be computed for each hour of delay, which is the period between the time when the respective Call-Out time and/or Resolution time had to be completed, and the actual time of the completion.

13.3	In the event that the Lead Times for the HW Services as described in Section 7.2 and 7.3 herein are not met within the respective times stipulated in Section 7.12.1, due to circumstances for which the Supplier is responsible, the Purchaser shall be entitled to contractual penalty with regard to these services.

13.4	The amount of contractual penalty applicable to the delay as referred to in subsection 13.3 shall be €2.500 per commenced day of delay. The contractual penalty shall be computed for each day of delay, which is the period between the date when the respective HW-Service had to be completed, and the actual date of the completion.

13.5	The cumulative amount of the entire claimed and paid contractual penalty shall in no case exceed 100 000 EUR per year of this Agreement.

13.6	The Purchaser shall have the right to claim damages in excess of the amount of the contractual penalty. The Purchaser shall be entitled to claim contractual penalty even where it has not suffered any damage and regardless whether damage caused or not.

14	SOFTWARE LICENSE

14.1	The Supplier grants to the Purchaser a non-exclusive, irrevocable, non-transferable, and unlimited in time, right to use any and all software, software updates and/or upgrades, and their licenses, documentation, manuals, know-how, any related documentation, services, functionalities and like which will be generated, developed and/or furnished under this Agreement and based thereupon. The right to use under this Section shall be included in price under this Agreement and royalty free.

14.2	The Purchaser shall be entitled for the purpose of this Agreement to make back up copies of the software at no charge. The provisions of the Act No. 383/1997 Coll. on copyright as amended shall apply. The Supplier modifications or changes to the Software which permit additional Services and/or Functionalities as defined in IN Supply Contract and/or Enhanced Package Contract and/or Other contract shall be made available to the Purchaser under the terms of IN Supply Contract and/or this Agreement. The Purchaser and any successor to the Purchaser’s title to the System or to the Part of the System shall have the right to assign rights under this Section to any other party which acquires the System or the Part of the System, provided any such other party agrees in writing to abide by the related terms and conditions. This right shall be valid only for transactions related to the further operation of the System or Parts of the System within the area of Slovak Republic.

14.3	The Purchaser will accurately reproduce all Supplier’s or its licenser’s copyright confidentiality and proprietary notices on all software and related documentation and will keep full, complete and accurate records of each copy received from the Supplier. These records will include software serialization numbers, the date of shipment, the date of delivery and the serial number of the hardware used with software.

14.4	The Purchaser shall not provide or make the software or any portions or aspects thereof available to any person except to its employees and expert advisors on a “need to know” basis.

14.5	Except as otherwise expressly provided in this Agreement, the Purchaser will not copy, translate, modify, adapt, decompose, disassemble or reverse engineer Supplier’s or its licenser’s software, or any portion thereof, except for Operating System software, without the Supplier’s prior written consent.

14.6	Should the Purchaser in exception to the above, be entitled to do anything of the above, the Supplier or its licensers will own all rights in any copy, translation,

modification, adaptation or derivation of the software except for copy, translation, modification, adaptation or derivation of the Operating System software. At the Supplier’s request the Purchaser will obtain the execution of any instrument that may be appropriate to assign these rights to the Supplier or its licensers or perfect these rights in the Supplier’s or its licenser’s name.

14.7	Conditions regarding the rights to use of the software shall remain in force after the termination of this Agreement regardless of the cause of the termination.

15	INTELLECTUAL PROPERTY RIGHTS INFRINGEMENT INDEMNITY

15.1	The Supplier shall fully indemnify the Purchaser against third-party claims arising from any infringement of third party patents, trademarks, industrial design rights, copyright and other intellectual property rights (“IPR”) as a consequence of the performance of Services hereunder and/or arising from use of the System as far as affected by the performance of Services hereunder.

15.2	In the event that the Purchaser receives a legitimate claim that the System, Parts of the System, Service and any and all of the Functionalities as far as affected by the performance of Services hereunder or any part or segment thereto, regardless whether Hardware or Software nature, infringes the intellectual property rights of a third party, the Supplier shall at no cost to the Purchaser and at its option, in order to stop the infringement or to procure the right for the Purchaser to continue using the System, Parts of the System, Service and any and all of the Functionalities as far as affected by the performance of Services hereunder

(i)	procure for the Purchaser the license from the owner of the right to use the respective element of the System supplied by the Supplier, or

(ii)	change the System or respective element thereof in a way that it is not infringing, or

(iii)	if none of the foregoing is available on reasonable terms and conditions, the Supplier shall take back what was supplied and/or performed and indemnify the Purchaser in respect of any cost, loss or damage arising out of such action

15.3	The above applies under the condition that the infringement is not due to an unauthorised modification of the System or respective element thereof by the Purchaser. The Supplier shall be immediately informed in writing about all third party claims raised and shall have the right to defend itself against the claim of infringement.

16	LIMITATIONS OF LIABILITY

16.1	Any liability of the Parties with respect to personal injury or death shall be governed by the applicable law.

16.2	The liability of both parties is restricted to direct damages. Neither Party shall be liable to the other for any indirect or consequential or incidental damage that may be suffered by the other. However, this limitation shall not apply in cases of wilful action and/or gross negligence.

16.3.	The liability of the Parties to each other under this Agreement shall in no case exceed the amount of € 1.000.000 for one damage occurrence, however, such liability shall not exceed a total amount of € 5.000.000 (in words: five million EURO) per year of this Agreement.

17.	TERMINATION

17.1	If the Supplier is not performing in accordance with this Agreement or is neglecting to perform his obligations under this Agreement, the Purchaser may grant to the Supplier an additional appropriate and reasonable time (not less than 14 days) for such performance and give written notice to the Supplier, requiring him to adjust such failure or negligence.

17.2	If the Supplier:

(a)	has failed to comply within an additional appropriate and reasonable time with a notice under the previous Section, or

(b)	assigns the Agreement or subcontracts the part or the Works without the Purchaser’s prior written consent, or

(c)	becomes insolvent or enters into bankruptcy, obtains a receiving order made against him or compounds with his creditors, or carries on business under a receiver, trustee or manager for the benefit of his creditors or enters into liquidation, the Purchaser may terminate this Agreement after prior written notice sent to the Supplier and expel the Supplier from the Site. The termination shall enter into force as soon as the notice is delivered to the Supplier in accordance with this Agreement. Any such termination shall be without prejudice to any other rights or powers of the Purchaser or the Supplier under the Agreement.

17.3.	If the Purchaser is not performing in accordance with this Agreement or is neglecting to perform his obligations under this Agreement, the Supplier may grant to the Purchaser an additional appropriate and reasonable time (not less than 14 days) for such performance and give notice to the Purchaser, requiring him to adjust such failure or negligence.

17.4.	The Supplier may terminate the Contract after prior written notice sent to the Purchaser, if the Purchaser becomes insolvent or enters into bankruptcy, obtains a receiving order made against him, compounds with his creditors, or carries on business under a receiver, trustee or manager for the benefit of his creditors or goes into liquidation.

Such termination shall be without prejudice to any other rights of the Supplier under the Contract. The termination shall enter into force as soon as the termination notice is delivered to the Purchaser.

17.5	Notwithstanding to anything mentioned above, either Party may terminate this Agreement without stating a reason by 3 (three) months written notice to the other Party. Any termination of this Agreement shall not affect the obligations of either Party, which have fallen due up to actual termination of the Agreement.

17.6	In the event of a termination of this Agreement, the Supplier is entitled to a proportionate amount of the price as set out in Annex 2 hereof.

18.	PRIORITY OF DOCUMENTS

Unless otherwise provided in this Agreement, the priority of the contractual documents shall be as follows:

1.	This Agreement including the terms and conditions of this Agreement.
2.	The Annexes.
3.	Any other documents referred in the Agreement.

In case of any discrepancy between the above documents the text of this Agreement shall always prevail over any of the Annexes except the Agreement itself. Each Annex shall prevail over the documents referenced in said Annex. Later made addenda and amendments alter the contents of this Agreement only to the extent expressly agreed upon between the Parties; all other conditions shall always remain unchanged.

As the Annexes constitute an integral part of the Agreement, any breach or infringement of whichever duty, obligation or commitment of either Party shall be deemed as breach or infringement of the Agreement and shall invoke corresponding consequences.

Any contracts mentioned in this Agreement have to be used and applied in relation to this Agreement in a manner stipulated by this Agreement. Nothing in this Agreement, however, shall alter, replace, modify or substitute any contract already concluded between the Parties, unless expressly provided for herein.

19.	TERM OF THE AGREEMENT

19.1	This Agreement is concluded for and indefinite period of time. It shall survive irrespectively of termination of IN Supply Contract, Enhanced Package Contract, or Other contract for any reason, unless terminated in accordance with the Section 17 hereof.

19.2	The provisions necessary from its nature to survive the termination of this Agreement shall survive the termination hereof. The aforementioned applies also to provisions expressly stipulated hereby to survive the termination of this Agreement.

20.	FINAL PROVISIONS

20.1	Notices

20.1.1	All certificates, requests, demands, notices or written orders or other communications between the Supplier and the Purchaser in connection with this

Agreement shall be in writing and shall be deemed to be duly given on the date of delivery. The date of delivery shall be considered as follows:

(a)	if in writing, when delivered (in hand or by the registered letter, postage prepaid, return receipt requested);

(b)	if by telex, when dispatched, but only if, at the time of transmission, the correct answer back appears or at the start and at the end of the sender’s copy of the notice; and

(c)	if by facsimile, when received.

However, a notice given in accordance with the above but received on a non-working day or after working hours in the place of receipt will only be deemed to be given on the next working day in that place.

All the communications shall be addressed to the following addresses:

Siemens s.r.o.

Address: Stromová 9,

837 96 Bratislava

Slovak Republic

For technical issues:                                                              For commercial issues:

EuroTel Bratislava, a.s.

Address: Vajnorská 100/A

831 03 Bratislava

Slovak Republic

For technical issues:                                                              For commercial issues:

Notwithstanding the aforementioned, all the notices and other communications and/or documentation shall be deemed as delivered when delivered to the last known address stated in the Commercial Register of the Slovak Republic.

20.2	Trouble resolution procedure. Disputes and Arbitration

20.2.1	The resolution of any factual and or technical discrepancies, questions and problems (collectively referred to as “problem”) concerning the execution of this Agreement which arise shall first be referred to Expert in the form of a written Problem Report. Notwithstanding the foregoing the resolution of such a problem shall be referred to Expert if the respective provision of this Agreement with which the problem is associated refers to this Expert trouble resolution procedure as outlined in this Section hereinafter.

20.2.2	Neither Party shall be entitled to submit to court any problem before fruitless completion of this Resolution Procedure

20.2.3	Any and all decisions taken as part of this Resolution procedure shall be documented in writing, signed by the representatives of both Parties in the project authority that took the decision.

20.2.4	The Parties upon the mutual consents shall designate a single Expert within three (3) Business days either from occurrence of disagreement and/or problem or from date when the problem arises.

20.2.5	An impartial and independent Expert, appointed by both parties shall make the resolution or final decision on the raised issue. The appointment of the Expert shall be valid as soon as an Expert is appointed and he agrees with such appointment. The appointment of the Expert shall be valid either for the whole duration of the Agreement or for the resolution procedure of individual matter (ad hoc duration).

20.2.6	The Expert shall be authorized to decide on the basis of, in compliance with and taking into consideration the provisions of this Agreement, intentions of the Parties hereto, purpose of this Agreement, standard practices in the industry. This decision of the Expert shall serve as the final award in the resolution procedure if undertaken by the Parties.

20.2.7	If the representatives of both parties fail to agree upon the Expert, then he shall be nominated by T-Mobile International (TMO).

20.2.8	Expert shall be literate and experienced in the fields of technology, licensing or in the relevant field and purpose similar to those as executed under this Agreement.

20.2.9	The expert shall render his decision in writing not later than in three (3) working days from receiving the Problem report, which the Parties are obliged to deliver to chosen expert not later than 1 working day of the appointment of the Expert, and/or as the case may be of the occurrence of the problem.

20.2.10	All disputes or discrepancy arising out of or in connection with this Agreement, including any question regarding its existence, validity or termination, including its Annexes, amendments, indemnities, consequences of default and its interpretation, performance and including disputes concerning to this Section shall be solved by the Parties on an amicable basis according to the procedure set out herein.

20.2.11	In case the Parties cannot solve the aforementioned disputes on an amicable basis and do not come to a mutual agreement within 30 days from written invitation of one Party to the other Party to settle the dispute amicably, the dispute shall be finally settled under the rules of conciliation and arbitration before the Court of Arbitration of the Slovak Chamber of Commerce and Industry in Bratislava, according to the Act No. 218/1996 Coll. on Arbitration Procedure. The place of Arbitration shall be Bratislava, Slovak Republic. The proceeding shall be carried out in Slovak language. Arbitration award shall be final and binding for both Parties.

20.3	Substantive Law

This Contract shall be governed by and construed in accordance with the Laws of the Slovak Republic. Issues, not covered by this Agreement shall be governed by and administrated in accordance with legal provisions of Section 536 and following of the Commercial Code on Contract on Work accordingly and of the other applicable provisions of Civil Code, Commercial Code and other Laws if applicable.

20.4	Survival of provisions

If any provision of this Agreement is or becomes illegal, invalid or unenforceable for any reason, such provision shall not affect the validity or enforceability of the remaining provisions of this Agreement and shall be, if possible and without unreasonable delay, upon mutual agreement of both Parties, replaced by a similar one, in order to achieve the intent of the Parties and technical and commercial purpose of this Agreement.

20.5	Amendment, Waiver

Any amendment or other modification of this Agreement or its Annexes will not be effective unless in writing and signed by the Authorized Signatories of both Parties. Waiver of any term or condition of this Agreement by either Party shall only be effective if in writing and signed by the Party, against whom enforcement is thought. The failure by either Party to exercise any of its rights hereunder in one instance will not be deemed a waiver of such rights in the future or a waiver of any other rights under this Agreement.

20.6	Force Majeure

The Parties shall not be liable to each other for delay or non-performance of the obligations hereunder, if such delay or non-performance is caused by force majeure, which is understood as being any event beyond reasonable control of the Party, such as, but without limitation to, war, riots, natural catastrophes, fire, flood, strikes or lockouts.

20.7	Entire Agreement

This Agreement, including all Annexes attached hereto and incorporated as an integral part of this Agreement, constitutes the entire agreement of the Parties with respect to the subject matter hereof. This Agreement supersedes in particular, without limitations, any and all previous proposals, preliminary agreements, letters of intent, minutes from meetings, other expressions of will, negotiations, conversations or discussions, regardless whether oral or written, carried out by and between the Parties in connection to the subject matter hereof before the effectiveness of this Agreement. There are no warranties, representations or other agreements between the parties in connection with the subject matter hereof, except as specifically set forth herein.

20.8.	Confidential Treatment

20.8.1	Either Party agrees that it will keep confidential and not disclose to any third party the Agreement pr any document or other information furnished by the other Party in connection therewith without prior written consent of the other Party. Disclosure of the Agreement or such documents or other information to persons employed by either Party shall be made only for the purposes of this Agreement and on a reasonable need to know basis. Such personnel shall prior to receipt be bound to keep the Agreement, documents or other information confidential and not to disclose it to third parties.

20.8.2	Either Party is entitled to disclose any of the above information:

(i)	in connection with any legal or arbitration proceedings arising out of or in connection with any business relationship between the Parties, or

(ii)	if required to do so by an order of a court of competent jurisdiction whether under any procedure for discovering documents or otherwise, or

(iii)	pursuant to any law or regulation in accordance with which that Party is required or accustomed to act, or

(iv)	to a governmental, banking, taxation or other regulatory authority of any competent jurisdiction.

20.8.3	The Supplier hereby agrees that the Purchaser is entitled to disclose any of the above information as the Purchaser may deem necessary for fulfilment of its duties under laws, rules and regulations of United States of America governmental authorities, any other country state authorities, or any other public and/or private institutions regulating securities trading, with respect to the bonds/notes that the Purchaser issued/guaranteed on capital markets, irrespectively of whether the Purchaser accepted the jurisdiction of such an authority and/or institution based on an agreement or if it is mandatory. This applies, in particular, without limitation to all and any reports, filings, statements and like related to said duties due anytime this year or in the future.

20.8.4	None of the provisions of the above subsection 20.8.1 shall apply to any entity belonging to the T-Mobile International Group.

20.9	Subcontracting

The Supplier is entitled to subcontract performance of certain Services only when agreed to by the Purchaser. Any subcontracting does not release the Supplier from any of its obligations hereunder. The Supplier is responsible for the performance of its sub-suppliers as it would perform the subcontracted Services itself.

20.10	Language

This Agreement is written in the English language. It shall be executed in duplicate, both of which shall be deemed to be an original. The Supplier and the Purchaser shall both receive one original version.

The parties hereof declare that they have read the wording of this Agreement thoroughly and consistently, that they have understood its contents and that this Agreement expresses their free and serious will without mistakes. The parties hereof acknowledge this by the signature of persons fully authorized and entitled to act on behalf of the parties hereof (Authorized Signatories).

This Agreement shall be valid as soon as this Agreement is signed by the Authorized Signatories of both of the Parties and effective on its commencement date save the clauses and provisions that are from their nature designed to become effective immediately after the signature hereof.

IN WITNESS WHEREOF, the Parties have caused their Authorized Signatories to attach their signatures hereto.

EuroTel Bratislava, a.s.	Siemens, s.r.o.

Place and Date:	Place and Date:

Ing. Ivan n Bošňák Procurator	Ing. Peter Kollárik Statutory Representative and General Director

Place and Date:	Place and Date:

JUDr. Ján Pitonák Procurator	Ing. Bernhard Kuderer Statutory Representative